As filed with the Securities and Exchange Commission on August 30, 2021
Registration No. 333-240083
Registration No. 333-226321
Registration No. 333-211839
Registration No. 333-200687
Registration No. 333-193039
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240083
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226321
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211839
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200687
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193039

Kindred Biosciences, Inc.
(Exact name of issuer as specified in its charter)
Delaware
(State of incorporation)
46-1160142
(I.R.S. Employer Identification No.)

1555 Bayshore Highway, Suite 200
Burlingame, California
(Address of Principal Executive Offices)
94010
((Zip Code)

Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as Amended
Kindred Biosciences, Inc. 2018 Equity Incentive Plan
Kindred Biosciences, Inc. 2014 Employee Stock Purchase Plan
Kindred Biosciences, Inc. 2016 Equity Incentive Plan
Kindred Biosciences, Inc. 2014 Employee Stock Purchase Plan
Kindred Biosciences, Inc. 2012 Equity Incentive Plan
(Full title of plan)

David Pugh
President and Treasurer
Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
(650) 701-7901
(Name, address and telephone number of agent for service)

Copy to:
Catherine J. Dargan, Esq.
Michael J. Riella, Esq.
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
+1 (202) 662 6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Kindred BioSciences, Inc., a Delaware corporation (“KindredBio”) with the SEC:

•Registration Statement No. 333-240083, filed on July 24, 2020, relating to the registration of 1,600,000 shares of common stock issuable under the Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as amended;

•Registration Statement No. 333-226321, filed on July 24, 2018, relating to the registration of 3,000,000 shares of common stock issuable under the Kindred Biosciences, Inc. 2018 Equity Incentive Plan and 200,000 shares of common stock issuable under the Kindred Biosciences, Inc. 2014 Employee Stock Purchase Plan;

•Registration Statement No. 333-211839, filed on June 3, 2016, relating to the registration of 3,000,000 shares of common stock issuable under the Kindred Biosciences, Inc. 2016 Equity Incentive Plan;

•Registration Statement No. 333-200687, filed on December 2, 2014, relating to the registration of 200,000 shares of common stock issuable under the Kindred Biosciences, Inc. 2014 Employee Stock Purchase Plan; and

•Registration Statement No. 333-193039, filed on December 23, 2013, relating to the registration of 3,965,775 shares of common stock issuable under the Kindred Biosciences, Inc. 2012 Equity Incentive Plan.

On June 15, 2021, KindredBio entered into an Agreement and Plan of Merger (as amended on June 30, 2021, the “Merger Agreement”) with Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), and Knight Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Elanco (“Merger Sub”). Pursuant to the Merger Agreement, on August 27, 2021, Merger Sub merged with and into KindredBio, with KindredBio surviving the merger as a wholly owned subsidiary of Elanco.

As a result of the consummation of the transactions contemplated by the Merger Agreement, KindredBio has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by KindredBio in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, KindredBio hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenfield, State of Indiana, on the 30th day of August, 2021.

KINDRED BIOSCIENCES, INC.

By: /s/ Jinee Majors
Name: Jinee Majors
Title: Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.